Exhibit 99.1

July 6, 2015

InnerWorkings Appoints Jeffrey Pritchett as Chief Financial Officer

CHICAGO, July 6, 2015 – InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced that Jeffrey P. Pritchett will join the Company as Executive Vice President and Chief Financial Officer, effective August 2015.

Mr. Pritchett joins InnerWorkings from Cerberus Operating and Advisory Company, LLC (COAC), an affiliate of Cerberus Capital Management, L.P., where he has served as a Senior Operating Executive since May 2013 and as Head of the Finance / CFO Practice since early 2015.  As part of COAC, Mr. Pritchett has supported numerous Cerberus portfolio companies in improving their financial and operating performance and driving strategic initiatives and has led operational diligence for new Cerberus investments. He also has served as Interim Executive Chairman of the Board of TransCentra, Inc. and as a Board Member of Remington Outdoors Company.

Prior to joining COAC, Mr. Pritchett served in various finance and strategy roles at Vertis Communications, a marketing communications company, where he ended his tenure as Interim Chief Financial Officer and helped to oversee the successful sale of the Company to a strategic competitor. Mr. Pritchett also held treasury, strategy and international financial roles of increasing responsibility at Delphi, a global automotive parts manufacturing company.

“Jeff is a dynamic and strategic leader who will help us to further strengthen our financial organization and processes in ways that support our next phase of growth and profitability,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings.  “Jeff’s background and proven track record will make him a valuable member of our leadership team.”

Mr. Pritchett commented, “My discussions with Eric and the InnerWorkings’ Board of Directors have given me the utmost confidence in the Company’s strong growth prospects as well as its strategy, leadership and commitment to building shareholder value. I am proud to join this great Company and look forward to working with Eric and the team to ensure InnerWorkings continues to deliver profitable growth for all of our stakeholders.”

Ryan Spohn will remain InnerWorkings’ Interim CFO through the completion of the Company’s second quarter filings, at which point he will resume his role as Senior Vice President and Controller.

“On behalf of the Board and the entire management team, I would like to thank Ryan for his strong leadership and steady hand over the past six months,” Mr. Belcher added. “He has done an exceptional job, and Jeff and I look forward to his continued contributions and leadership as part of our now even stronger financial team.”

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 500 brands across a wide range of industries.  As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats.  InnerWorkings is based in Chicago, IL, employs approximately 1,600 individuals, and maintains 67 global offices in 30 countries.  Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation.  For more information visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent From 10-K we filed with the SEC.

SOURCE: InnerWorkings, Inc.

InnerWorkings, Inc.

Leigh Segall, (312) 642-3700

lsegall@inwk.com